FOR IMMEDIATE RELEASE
TechniScan Completes Reverse Merger
and Becomes a Publicly Traded Company
– Currently Testing 3-D Breast Imaging Device Using Warm Bath Ultrasound –

SALT LAKE CITY, Utah, October 20, 2009 – TechniScan, Inc. (OTCBB: TSNI) (“TechniScan” or the “Company”), a medical device company engaged in the development and commercialization of an automated breast ultrasound imaging system, has become a publicly traded company through a reverse merger with and into Castillo, Inc., a Delaware corporation.

In accordance with the merger agreement, which became effective October 9, 2009, the surviving entity in the reverse merger will be known going forward as TechniScan, Inc., a Delaware corporation. The Company’s common stock is now trading on the OTC Bulletin Board under the symbol “TSNI.”

TechniScan’s imaging system, named Svara™, after the Hindu Goddess of Sound, surrounds the breast in a warm bath of water, which allows ultrasound transducers to transmit sound waves into and through the breast, capturing 3-dimensional images of the interior of the breast. Svara™ is designed to provide physicians with a new, non-invasive, ultrasound imaging tool that will provide detailed information about the physical structures within the breast.

David C. Robinson, President and CEO of TechniScan said, “Becoming a public company is a significant milestone for TechniScan as we continue to improve the resolution and gather clinical data from our Svara™ WBU™ automated breast imaging system. We expect that our current clinical testing sites in the United States and in Europe will provide us with the data we need for a successful commercial introduction of the system in 2010.”

Robinson continued, “This reverse merger allows TechniScan to become a publicly traded company, which we believe will help us continue to raise the funds needed to make refinements in our imaging system and introduce a commercial version within the next year. We expect that these developments will create broader opportunities for TechniScan, and our European partner, Esaote (www.esaote.com), in the use of automated ultrasound as another effective imaging tool to help radiologists more effectively detect and diagnose breast cancer.”

“In light of October being Breast Cancer Awareness Month,” added Robinson, “I think this is a propitious time for TechniScan to become a publicly traded company.”

TechniScan has raised more than $24 million in equity financing and $5 million in federal grant funding from the National Institutes of Health (NIH) and the National Cancer Institute (NCI), bringing the total raised to approximately $29 million.

TechniScan grew out of the University of Utah, Department of Bioengineering. TechniScan developed the Svara™ technology with the support of the Governor’s Office of Economic Development (GOED) Centers for Excellence Program in Utah, the National Institute of Health (NIH), and the National Cancer Institute (NCI). TechniScan’s Warm Bath Ultrasound (WBU™) imaging device (Svara™) is limited by US law to investigational use unless and until cleared by the FDA. ??
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About TechniScan, Inc.

Based in Salt Lake City, Utah, TechniScan, Inc. is a medical device company engaged in the development and commercialization of a non-invasive imaging tool designed to provide physicians with automated ultrasound images of the human breast. The system, known as Svara™, uses a process called Warm Bath Ultrasound (WBU™) to provide physicians with automated, 3D, ultrasound images of the physical structures within the breast.

For more information, please visit www.techniscanmedical.com.

Forward Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TechniScan, Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including, but not limited to: (1) the Company’s need to obtain FDA clearance prior to marketing its products in the United States; (2) the Company’s ability to obtain sufficient capital to fund its current operational or expansion plans; (3) the Company’s unproven business model and history of losses; (4) the Company’s reliance on a single product; (5) unproven pre-clinical and clinical development activities; (6) the Company is subject to regulatory clearances, approvals and oversight; (7) competitive factors and developments beyond the Company’s control; and (8) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the Company’s Current Report on Form 8-K filed on October 16th, 2009. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For More Information:
Press and Media Andy Cier, Dir., Marketing and Communications TechniScan, Inc. (801) 521-0444 ext. 129 acier@techniscanmedical.com	Investor Relations Dave Robinson, CEO TechniScan, Inc. (801) 521-0444 ext. 103 drobinson@techniscanmedical.com